Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

Strategic Environmental & Energy Resources Reports Second Quarter 2017 Financial Results

Environmental Technology Solutions Revenue Increased 64% to $1.9 Million

GOLDEN, CO -- (Marketwired) -- 08/14/17 -- Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), a provider of environmental technologies, renewable fuels and industrial waste stream management services, reported financial results for its second quarter ended June 30, 2017.

As previously announced, as part of SEER's strategic shift to a dedicated environmental technology company, SEER completed the sale of its railcar cleaning division, Tactical Cleaning Company, on July 31, 2017. Under the requirements of GAAP, the operations of the railcar cleaning division are included as assets and liabilities held for sale in the consolidated balance sheets at June 30, 2017 and 2016, and as discontinued operations in the consolidated statements of operations for the three months and six months ended June 30, 2017 and 2016. The following highlights our financial results from continuing operations for Q2 2017 and 2016.

Second Quarter 2017 Financial Highlights

•	Total revenue in Q2 2017 increased 71% to $2.5 million versus $1.5 million in Q2 2016
•	Q2 2017 revenues were $0.5 million in Industrial Cleaning (REGS), $1.9 million in Environmental Technology Solutions (MV) and $0.1 million in Solid Waste (Paragon Waste Solutions)
•	Gross profit margins in Q2 2017 were 14% versus 11% in Q2 2016
•	GAAP net loss attributable to SEER in Q2 2017 was $1.3 million versus a net loss of $0.8 million in Q2 2016
•	Q2 2017 adjusted EBITDA loss (non-GAAP) remained unchanged at $0.4 million compared to Q2 2016

Second Quarter 2017 Operational Highlights by Division

•	Environmental Technology Solutions (MV & SEM)
•	Financial

o    MV Q2 2017 revenue increased 64% to $1.9 million compared to $1.1 million in Q2 2016

o    MV Q2 2017 gross profits increased 50% to $0.6 million compared to $0.4 million in Q2 2016

•	Operational

o    Secured purchase order for its SulfAx® Hydrogen Sulfide Removal System for the Government of Quebec, Canada, $31 Million Biomethanization Program.

o    Partnered with Innovative Energy Technologies (IET) and entered Canadian oil and gas field market for MV Technology division's patented and proprietary Variable Volume Vapor Recovery Unit 'V3RU' Technology.

o    Appointed biogas industry veteran David Millan, President of Novo Environmental as MV's exclusive representative for the Southern California region.

o    One of 12 selected in the nation to present V3RU Technology to a panel of oil and gas industry leaders and investors, at the CCIA Oil & Gas Cleantech Challenge on Thursday, September 7, 2017 in Denver, Colorado.

•	Paragon Waste Solutions -- CoronaLux™

o    Granted air quality permit for CoronaLux™ Waste Destruction System by the Orange County Environmental Protection Division in Orlando, Florida.

o    In active negotiations with several prospective and established medical waste partners to create a joint venture and establish a commercial facility in Orlando, Florida.

o    Appointed former USA Waste Services Chairman and CEO, Donald Moorehead, as SEER's Chairman of the Board and CEO of Paragon Waste Solutions.

o    Participated on August 9, 2017, as an attendee at a Paramount, California community hearing regarding environmental impact data in conjunction with South Coast Air Quality Management District and subsequent to a public notice dated March 22, 2017. A full permit from SCAQMD expected in the third quarter of 2017.

o    Entered into an LOI to commence operations at a large existing medical waste incineration facility in Texas with experienced medical waste partners; one contributing an existing medical waste stream and another committing to contribute $6 million to the new venture. The new venture would initially purchase three existing large CoronaLux systems from Paragon and a total of 24 large systems over five years. Paragon will own 25% of the new company and will provide the medical waste destruction systems and ongoing managerial services for compensation. The company anticipates finalizing agreements in the third quarter of 2017 and commencing operations during the fourth quarter of 2017.

•	REGS/Tactical (Services)

o    Completed sale of railcar cleaning division, Tactical Cleaning Company, LLC for gross proceeds of $2.4 million at the close with $1.1 million in guaranteed future payments and an additional $1.5 million in performance bonus awards.

o    Increased size and number of projects with Baker Hughes in Oklahoma.

o    Received a new Master Services Agreement from one of the largest refiners in the nation.

•	Near-term revenues expected to impact the bottom line starting in Q3 2017.
•	Pipeline service work has increased and new services are being performed with this customer.
•	In Q3 2017 REGS successfully completed its first tank cleaning project for this customer with several new projects scheduled to commence in Texas.

o    Awarded new projects in Oklahoma with one of the largest paper industry companies in the nation.

o    Expanded services with its long-term refining customer in Wyoming with several tank cleaning projects just awarded after recently completing one large and several smaller tank cleaning and demolition projects.

Management Commentary

"Midway through 2017 we are seeing positive results in all of our divisions, with decent year-over-year growth," said SEER's CEO, John Combs.

"MV Technologies had another great quarter, with revenues up 64% to $1.9 million. This also represented the highest revenue growth and most profitable segment in SEER with over $3.5 million in new purchase orders for our Hydrogen Sulfide Removal Systems and recurring media revenues during the first half of 2017. We plan to focus on continued growth in this important segment of our environmental technology solutions. We are aggressively leveraging our chairman's experience and waste industry connections to increase our MV LFG installations and associated media sales and are pleased to see progress in both areas.

"Management expects to continue our growth trajectory in the second half of this year, as our patented fugitive emission capture technology, the V3RU™ and the V3RU Plus™, continue to garner interest in a very large potential market segment. As previously announced, we are aggressively targeting the Canadian market with our new partner, Innovative Energy Technologies and our Canadian oil and gas executive partners. Initially, the collective efforts will be focused to deploy the fugitive emission capture technologies in major oil and gas fields located in Western Canada, particularly the Lloydminster area. Phase I will be to deploy its V3RU systems and Phase II will be to introduce the V3RU Plus system that not only captures emissions, but also produces natural gas liquids for resale or beneficial uses in oil field operations. In Canada, these programs are currently much more developed and financially rewarding when compared to the U.S. and we believe this market represents a near-term lucrative opportunity for the Company and our new Canadian partners," continued Combs.

"We are pleased with the progress REGS has made and continues to make after having to expend capital to literally retool that division after the divestiture of the related rail operations. Having reinvested in REGS and experiencing a strengthening oil and gas sector, we are confident it will now trend upwards both in revenue and income as the year progresses.

During the second quarter, we appointed former USA Waste Services Chairman and CEO, Donald Moorehead, as Chairman of the SEER board of directors and CEO of Paragon Waste Solutions. Since his appointment, Mr. Moorehead has been working diligently to leverage our momentum and recent successes deploying our CoronaLux technology in California to now address the imminent opportunities in Florida and Texas. The company is very encouraged to have one of the waste industry's most successful thought leaders now on board.

We recently closed the sale of our railcar cleaning division, Tactical Cleaning Company. This transaction was an important step for SEER on several levels. The contract grants to the Company's industrial services division, REGS, an exclusive, five-year right-of-first-refusal to perform any and all of the buyer's mobile railcar cleaning services throughout the United States, creating an attractive upside for the Company in years to come. The new cash has enhanced SEER's financial condition and provided the working capital to accelerate growth of our high-margin technology divisions. We anticipate selling, general and administrative (SG&A) expenses to be reduced into the range of $2.3 million to $2.4 million for the second half of 2017. The full benefits of the SG&A reductions should be realized in 2018 with expected annualized savings in the range of $0.5 million to $0.7 million.

Having closed the sale, a big part of the Company's go-forward strategy is to focus on and accelerate the accomplishment of our near-term expansion goals of the technology divisions; particularly the roll out of Paragon's medical waste destruction technology and the increase of MV's market share in the landfill gas sector. Now with our two operating permits in Florida and with significant and imminent opportunities in Texas where we are already permitted and have recently executed a LOI with experienced and capable funding partners, this infusion will enable us to expeditiously achieve our goals and ultimately increase shareholder value," concluded Combs.

Second Quarter 2017 Financial Results

Total revenue in the second quarter of 2017 increased 71% to $2.5 million compared to $1.5 million in the same year-ago quarter. This increase is primarily driven by an increase of approximately $1.9 million or 108% in environmental solutions revenue coupled with an increase of approximately $284,000 or 105% in industrial cleaning revenue.

Industrial Cleaning revenue in the second quarter of 2017 totaled $0.5 million versus $.03 million in the same year-ago quarter. The increase in industrial cleaning revenue is due to the improved utilization of manpower and equipment.

Environmental Solutions revenue in the second quarter of 2017 increased 64% to $1.9 million versus $1.1 million in the same year-ago quarter. The increase in the environmental solutions revenue is due to greater long-term contract revenue, one-time revenue and recurring media sales to new and existing customers.

Solid Waste (PWS) revenue in the second quarter of 2017 totaled $74,600 versus $56,500 in the same year-ago quarter.

Gross margins in the second quarter of 2017 increased to 14% from 11% in the same year-ago quarter. The increase in gross margin is largely attributable to an increase in new purchase orders in the environmental solutions division and the improved utilization of manpower and equipment in the services division.

Total operating expenses for the second quarter of 2017 grew to $3.4 million compared to $2.4 million in the same year-ago quarter. The increase in operating costs of approximately $1 million is primarily the result of 1) a 64% increase in environmental solutions revenue resulting in a 76% increase in environmental solutions costs totaling approximately $530,000, 2) an increase in industrial cleaning services costs of approximately $320,000 or 60% resulting from a 105% increase in industrial cleaning revenue, and 3) an approximately $275,000 increase in general and administrative expenses primarily driven by an increase in depreciation and amortization ($42,000), business insurance ($58,000), professional services ($100,000) and warrant extension expense ($83,000).

Net loss attributable to SEER in the second quarter of 2017 totaled $1.3 million or ($0.02) per diluted share, compared to a net loss of $0.8 million or ($0.02) per diluted share in the same year-ago quarter.

Adjusted EBITDA loss in the second quarter of 2017 totaled $413,900, compared to $422,600 in the same year-ago quarter. (See definition and further discussion about the presentation of adjusted EBITDA, a non-GAAP term, below).

Cash at June 30, 2017, totaled $0.3 million compared to $0.3 million at March 31, 2017. Subsequent to the closing of the second quarter of 2017, the company completed the sale of its wholly-owned railcar cleaning division, Tactical Cleaning Company, LLC to Tactical Cleaning Acquisition LLC, an affiliate of New Seneca Partners, and received $2.4 million in gross proceeds.

Further details about the company's results in the second quarter of 2017 are available in its Quarterly Report Form 10-Q, accessible in the investor relations section of the company's website at www.seer-corp.com.

Conference Call

Strategic Environmental & Energy Resources CEO John Combs and COO Richard Robertson will host the conference call, followed by a question and answer period.

Date:	Monday, August 14, 2017
Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number:	1-877-419-6590
International dial-in number:	1-719-325-2106
Conference ID:	9480316

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=125590 and via the investor relations section of the company's website at www.seer-corp.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through October 14, 2017.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	9480316

Second Quarter 2017 Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the company with the Securities and Exchange Commission on August 14, 2017 in its Quarterly Report on Form 10-Q for the period ended June 30, 2017, and which can be viewed at www.sec.gov and in the investor relations section of the company's website at www.seer-corp.com.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in "Modified EBITDA," such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	6/30/2017	6/30/2016
Net income (loss)	($1,336,500)	($852,800)
Noncontrolling interest	40,000	56,900
Net income (loss) applicable to SEER	(1,296,500)	(795,900)

Interest	529,600	154,600
Depreciation and Amortization	229,600	175,800

EBITDA, including noncontrolling interest	(537,300)	(465,500)

Stock based compensation (option comp, warrant comp, stock issued for services)	39,800	42,900
Warrant extension expense	83,600	—

Modified EBITDA, including noncontrolling interest	($413,900)	($422,600)

EBITDA, excluding noncontrolling interest	($577,300)	($521,900)

Modified EBITDA, excluding noncontrolling interest	($453,900)	($479,500)

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; MV Technologies, LLC and SEER Environmental Materials, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas ("Reach"). For more information about the Company visit: www.seer-corp.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company's products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Investor Relations

MZ Group
Chris Tyson
Managing Director -- MZ North America
Direct: 949-491-8235
chris.tyson@mzgroup.us
www.mzgroup.us

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	Unaudited	*

ASSETS
Current assets:
Cash	$287,300	$233,200
Accounts receivable, net of allowance for doubtful accounts
of $235,500 and $235,500, respectively	742,000	1,188,100
Costs and estimated earnings in excess billings on uncompleted contracts	112,300	13,600
Assets held for sale	1,108,900	1,024,600
Prepaid expenses and other current assets	631,800	518,500
Total current assets	2,882,300	2,978,000
Property and equipment, net	2,558,100	2,805,100
Intangible assets, net	650,600	738,000
Other assets	60,000	16,400
TOTAL ASSETS	$6,151,000	$6,537,500

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,016,300	$1,643,500
Accrued liabilities	1,652,800	1,381,000
Billings in excess of costs and estimated earnings on uncompleted contracts	250,400	1,090,800
Deferred revenue	188,300	188,300
Payroll taxes payable	986,300	993,300
Customer deposits	330,000	330,000
Liabilities held for sale	835,800	603,100
Current portion of notes payable and capital lease obligations	929,200	571,800
Notes payable -- related parties, including accrued interest	11,800	11,800
Total current liabilities	7,200,900	6,813,600
Deferred revenue, non-current	189,400	283,600
Notes payable and capital lease obligations, net of current portion	1,729,400	1,751,500
Total liabilities	9,119,700	8,848,700

Commitments and contingencies
Stockholders' Equity):
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued
Common stock; $.001 par value; 70,000,000 shares authorized; 55,738,575 and
54,525,079 shares issued, issuable** and outstanding 2017 and 2016, respectively	55,500	54,500
Common stock subscribed	25,000	25,000
Additional paid-in capital	20,175,600	19,077,600
Stock subscription receivable	(25,000)	(25,000)
Accumulated deficit	(20,938,800)	(19,273,500)
Total stockholders' equity	(707,700)	(141,400)
Non-controlling interest	(2,261,000)	(2,169,800)
Total equity	(2,968,700)	(2,311,200)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,151,000	$6,537,500

*These numbers were derived from the audited financial statements for the year ended December 31, 2016. See accompanying notes.
**Includes 700,000 shares issuable at June 30, 2017 per terms of short-term note agreements.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Products	$1,862,500	$1,132,600	$3,551,500	$1,705,400
Services	555,500	271,400	1,390,000	2,256,200
Licensing	74,500	56,500	143,900	128,100
Total revenue	2,492,500	1,460,500	5,085,400	4,089,700

Operating expenses:
Products costs	1,227,700	697,400	2,406,100	1,065,500
Services costs	857,100	534,500	1,508,500	1,631,300
Solid waste costs	53,000	61,700	110,300	165,600
General and administrative expenses	750,200	471,600	1,210,100	968,100
Salaries and related expenses	534,400	591,900	1,122,800	1,250,300
Total operating expenses	3,422,400	2,357,100	6,357,800	5,080,800

Income (Loss) from operations	(929,900)	(896,600)	(1,272,400)	(991,100)

Other income (expense):
Interest expense	(529,600)	(154,600)	(956,500)	(199,500)
Other	(600)	15,800	(5,900)	28,500

Total non-operating expense, net	(530,200)	(138,800)	(962,400)	(171,000)

Net loss from continuing operations	(1,460,100)	(1,035,400)	(2,234,800)	(1,162,100)

Discontinued operations, net of tax	123,600	166,900	478,300	340,400

Net loss before earnings from equity method joint ventures	(1,336,500)	(868,500)	(1,756,500)	(821,700)

Income from equity method joint ventures	—	15,700	—	15,700

Net loss	(1,336,500)	(852,800)	(1,756,500)	(806,000)

Less: Net loss attributable to non-controlling interest	(40,000)	(56,900)	(91,200)	(139,500)
Net loss attributable to SEER common stockholders	$(1,296,500)	$(795,900)	$(1,665,300)	$(666,500)

Net loss per share from continuing operations	$(.03)	$(.03)	$(.04)	$(.02)
Discontinued operations	$.01	$.01	$.01	$.01
Net income (loss) per share, basic and diluted	$(.02)	$(.02)	$(.03)	$(.01)

Weighted average shares outstanding -- basic and diluted	54,708,905	54,470,134	54,621,302	54,131,672